Filed pursuant to
Rule 424(b)(2)
Registration No. 333-154778

CALCULATION OF REGISTRATION FEE (1)

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Unit	Offering Price	Fee(2)
6.125% Notes due 2019	$300,000,000	99.224%	$297,672,000	$11,699

(1)	The information in this Calculation of Registration Fee table (including the footnotes hereto) updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee table included in the Registrant’s Automatic Registration Statement on Form S-3ASR (Registration No. 333-154778), filed with the Securities and Exchange Commission on October 28, 2008 (the “Registration Statement”).

(2)	The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the Securities and Exchange Commission in connection with the securities offered from the Registration Statement by means of this prospectus supplement.

Prospectus Supplement
(To Prospectus dated October 28, 2008)

Goodrich Corporation

$300,000,000
6.125% Notes due 2019

Interest payable on March 1 and September 1

Issue price: 99.224%

The notes will mature on March 1, 2019. Interest will accrue from February 23, 2009. Prior to maturity, we may redeem all or some of the notes at any time at the redemption price discussed under the caption “Description of the notes—Optional redemption”. If a change of control triggering event (as defined herein) occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes repurchased, plus accrued interest.

The notes will be senior unsecured obligations of our company and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will not be entitled to the benefit of any sinking fund. We do not intend to apply for listing of the notes on any national securities exchange. Currently, there is no public market for the notes.

Investing in our notes involves risks that are described in the “Risk factors” section beginning on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds before
	Public offering price	Underwriting discount	expenses, to Goodrich

Per note	99.224%	0.650%	98.574%

Total	$297,672,000	$1,950,000	$295,722,000

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, to the purchasers on or about February 23, 2009.

Joint Book-Running Managers

J.P. Morgan
Banc of America Securities LLC
UBS Investment Bank
Co-Managers

BNY Mellon Capital Markets, LLC	CALYON	Citi	Credit Suisse

Deutsche Bank Securities	RBS Greenwich Capital	Wachovia Securities

February 18, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The offering

This summary of the terms of the offering highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the terms of the offering, which are set forth in this prospectus supplement and the accompanying prospectus.

Issuer	Goodrich Corporation

Securities offered	$300 million principal amount of 6.125% notes due 2019 (the “notes”)

Maturity date	March 1, 2019

Interest	Interest will accrue on the notes from February 23, 2009 and will be payable on March 1 and September 1 of each year, beginning on September 1, 2009.

Optional redemption	We may redeem the notes at any time at our option, in whole or in part, at a redemption price described under “Description of the notes—Optional redemption” in this prospectus supplement.

Offer to repurchase upon change of control triggering event	Upon the occurrence of a “change of control triggering event” (as defined herein), unless we have exercised our right to redeem the notes, we will be required to make an offer to each holder of notes to repurchase all or any part (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus any accrued and unpaid interest, if any, to the date of repurchase. See “Description of the notes—Offer to repurchase upon a change of control triggering event”.

Ranking	The notes are unsecured and rank equally with our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will also be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens,

• engage in sale/leaseback transactions, and

• merge or consolidate with another entity, or sell substantially all of our assets to another person.

Use of proceeds	We expect to use the net proceeds that we receive from this offering for general corporate purposes and may apply up to $119.9 million of the net proceeds to repay our senior notes that mature on May 15, 2009 and bear interest at 6.6% per annum. See “Use of proceeds”.

Further issues	The notes will be limited initially to $300 million in aggregate principal amount. We may, however, “reopen” the notes and issue an unlimited principal amount of additional notes of the same series in the future without the consent of the holders.

Form and Denomination	The notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., The Depository Trust Company’s nominee. We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of proceeds

We expect to use the net proceeds from the sale of the notes (estimated at $295.2 million, after deducting the underwriting discount and estimated expenses of this offering) for general corporate purposes and may apply up to $119.9 million of the net proceeds to repay our senior notes that mature on May 15, 2009 and bear interest at 6.6% per annum. Pending such application, we intend to invest the net proceeds in investment grade instruments with maturities of less than one year.

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Twelve months ended December 31,
2008	2007	2006	2005	2004

8.43	6.10	4.23	3.48	2.39

For these ratios, “earnings” consist of income from continuing operations before

• income taxes,

• fixed charges (excluding capitalized interest and distributions on trust preferred securities), and

• minority interest and earnings (losses) of affiliated companies which are accounted for on the equity method.

For these ratios, “fixed charges” consist of

• interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies),

• amortization of debt discount or premium or capitalized expenses related to debt,

• an interest factor attributable to rentals, and

• distributions on trust preferred securities.

There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

Capitalization

The following table sets forth our capitalization as of December 31, 2008 and as adjusted to give effect to the offering and the application of a portion of the net proceeds therefrom to repay our senior notes that mature on May 15, 2009 as described under “Use of Proceeds”.

This table should be read in conjunction with our consolidated financial statements at and for the year ended December 31, 2008 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2008
	Actual	As adjusted
	(dollars in millions,
	except per share amounts)

Current maturities of long-term debt and capital lease obligations(1)	$121.3	$1.4
Long-term debt and capital lease obligations, excluding current maturities:
6.125% senior notes due 2019	—	300.0
Medium-term notes payable (interest rates from 6.8% to 8.7%)	598.0	598.0
7.625% senior notes due 2012	261.1	261.1
6.29% senior notes due 2016	296.5	296.5
6.80% senior notes due 2036	232.1	232.1
Other debt, maturing through 2020 (interest rates from 1.8% to 5.2%)	16.6	16.6
Capital lease obligations	6.1	6.1

Total long-term debt and capital lease obligations, including current maturities	$1,531.7	$1,711.8

Shareholders’ equity:
Common stock—$5 par value per share
Authorized 200,000,000 shares; issued 143,611,254 shares (excluding 14,000,000 shares held by a wholly owned subsidiary)	$718.1	$718.1
Additional paid-in capital	1,525.3	1,525.3
Income retained in the business	1,619.2	1,619.2
Accumulated other comprehensive income (loss)	(978.1)	(978.1)
Common stock held in treasury, at cost (20,410,556 shares)	(793.2)	(793.2)

Total shareholders’ equity	2,091.3	2,091.3

Total capitalization	$3,623.0	$3,803.1

(1)	The amount classified as current maturities of long-term debt and capital lease obligations on our balance sheet at December 31, 2008 includes $119.9 million aggregate principal amount of our 6.6% senior notes due May 15, 2009. A portion of the net proceeds from this offering may be used to repay these notes. See “Use of Proceeds”.

Description of the notes

The following discussion supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of our debt securities in the accompanying prospectus, which you should also read. The following summary of certain terms of our notes and the indenture is not intended to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined herein are intended to have the meanings given to them in the accompanying prospectus, the indenture, or the notes, as the case may be.

General

The notes will mature on March 1, 2019. Interest on the notes will accrue from February 23, 2009 at the rate per annum shown on the cover of this prospectus supplement and will be payable semi-annually, in arrears, on March 1 and September 1, beginning September 1, 2009, to the persons in whose names the notes are registered at the close of business on the February 15 or August 15 preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on the original due date. No additional interest will accrue as a result of a delayed payment in this case. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law or executive order to close.

The notes will constitute a series of debt securities to be issued under an indenture dated as of May 1, 1991 between Goodrich and The Bank of New York Mellon Trust Company, N.A., as successor to Harris Trust and Savings Bank, as trustee. The terms of the indenture are more fully described in the accompanying prospectus. The notes will be senior unsecured obligations of Goodrich and will rank equally with all our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. We conduct a substantial portion of our operations through our subsidiaries, and our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit our ability to incur additional indebtedness.

The notes will be issued in fully registered form in denominations of $2,000 and whole multiples of $1,000. The notes will be limited initially to $300 million in aggregate principal amount. We may, without the consent of the holders, “reopen” the notes and issue an unlimited principal amount of additional notes having the same ranking, interest rate, maturity and other terms as the notes. We may reopen the notes only if the additional notes issued will be fungible with the original notes for United States federal income tax purposes.

The notes will not be subject to any sinking fund.

Optional redemption

The notes will be redeemable, in whole or in part, at our option at any time from time to time at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed, and

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points plus, in each case, accrued and unpaid interest on the notes to the redemption date.

For purposes of these redemption provisions, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Banc of America Securities LLC, UBS Securities LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors and one additional Primary Treasury Dealer selected by Goodrich; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), Goodrich will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Holders of notes to be redeemed will receive notice by first-class mail at least 30 days but not more than 60 days before the date of redemption. If fewer than all of the notes are to be redeemed, DTC, in the case of notes represented by a global security, or the trustee, will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as DTC or the trustee, as the case may be, deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to repurchase upon a change of control triggering event

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”).

The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

• accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

• deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

• deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than Goodrich or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture other than Goodrich or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. (“The Bank of New York Mellon”) will be the trustee under the indenture. The trustee will also be the paying agent and registrar of the notes. We maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business and an affiliate of The Bank of New York Mellon is a lender to us under our revolving credit facility. The Bank of New York Mellon also serves as the stock transfer agent for our common stock and as the master trustee for the Goodrich defined benefit pension plans in the United States and the United Kingdom. From time to time, we may enter into other banking relationships with the trustee or its affiliates.

Book-entry notes

The Depositary, Clearstream and Euroclear. Upon issuance, the notes will be represented by one or more fully registered global securities. Each global security will be deposited with The Depository Trust Company, as depositary, and registered in the name of Cede & Co. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of such depositary. Investors may elect to hold interests in the global securities through:

• the depositary in the United States; or

• in Europe, (i) Clearstream Banking, société anonyme, referred to in this prospectus supplement as Clearstream, or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to in this prospectus supplement as Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream and JP Morgan Chase Bank will act as depositary for Euroclear, and in such capacities are referred to in this prospectus supplement as the U.S. depositaries.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, referred to in this prospectus supplement as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, referred to in this prospectus supplement as Euroclear participants, and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V., referred to in this prospectus supplement in such role as the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, referred to in this prospectus supplement as the cooperative. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to in this prospectus supplement as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the depositary participants will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected in the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositary.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.

Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certain material United States
federal income tax consequences

General

The following is a summary of certain material United States federal income tax consequences of the ownership, sale or other disposition of the notes by a holder of the notes on original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, partnerships or U.S. Holders (as defined below) who have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary is written for investors who will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the ownership, sale, conversion or other disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note who is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or a partnership is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes.

U.S. holders

Interest Income. Generally, qualified stated interest on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of tax accounting) at the time such payments are accrued or received. The stated interest payments on the note are qualified stated interest.

Sale, Exchange, Retirement or Other Disposition of the Notes. Upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such holder, increased by any original issue discount included in the U.S. Holder’s income prior to the disposition of the note (if any) and decreased by any payments received on the note other than qualified stated interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. holders

The following discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership, or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. For a discussion of certain U.S. federal income tax considerations for Non-U.S. Holders that are engaged in a U.S. trade or business, please see the discussion set forth under the heading ”—Income Effectively Connected with a U.S. Trade or Business” below.

Interest. All payments of interest and principal on the notes made to a Non-U.S. Holder, and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States or, in the case of gain recognized by a non-U.S. Holder who is a non-resident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, exchange, retirement or other disposition of the notes. Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under ”—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income effectively connected with a United States trade or business. If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes, deemed distributions on the notes, or gain realized on the sale, exchange, conversion, or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such income or gain in the same manner as if the non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments or interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding

U.S. holders. Payments of interest on, or the proceeds of the sale or other disposition of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to United States federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. holders. A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the Internal Revenue Service. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Underwriting

J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to severally purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of the notes

J.P. Morgan Securities Inc.	$70,000,000
Banc of America Securities LLC	70,000,000
UBS Securities LLC	70,000,000
BNY Mellon Capital Markets, LLC	12,858,000
Calyon Securities (USA) Inc.	12,857,000
Citigroup Global Markets Inc.	12,857,000
Credit Suisse Securities (USA) LLC	12,857,000
Deutsche Bank Securities Inc.	12,857,000
Greenwich Capital Markets, Inc.	12,857,000
Wachovia Capital Markets, LLC	12,857,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

We are to pay 0.650% per note of underwriting discounts and commissions to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

In connection with the offering of the notes, J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We estimate that our total expenses for this offering will be $540,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their affiliates have, directly and indirectly, provided various investment and commercial banking services to us and our affiliates for which they received customary fees and commissions. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Offering restrictions

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any company which has two or more of (1) an average of over 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom. Each underwriter has represented and agreed that it and each of its affiliates:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of FSMA does not apply to Goodrich; and

(b) has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the notes offered by this prospectus supplement will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements of Goodrich Corporation appearing in the Goodrich Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Goodrich Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Goodrich Corporation

Debt Securities
Series Preferred Stock
Common Stock
Stock Purchase Contracts
Stock Purchase Units

We may offer from time to time debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units pursuant to this prospectus. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed in the United States on the New York Stock Exchange under the trading symbol “GR.”

We may sell the securities offered by this prospectus on a continuous or delayed basis directly, through agents, dealers or underwriters or through direct sales or auctions performed by utilizing the internet or a bidding or ordering system as designated from time to time by us, or through any combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities offered by this prospectus, the applicable prospectus supplement will set forth any applicable commissions or discounts between or among them. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 5 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 28, 2008.

About this prospectus

This prospectus is part of a registration statement that we, Goodrich Corporation, filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell in one or more offerings any combination of the following securities:

• debt securities,
• series preferred stock,
• common stock,
• stock purchase contracts, and
• stock purchase units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus, like our restated certificate of incorporation, have been filed with the SEC as exhibits to the registration statement. Before you invest in any of our securities, you should read the relevant documents and agreements.

References to “Goodrich” refer to Goodrich Corporation. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to Goodrich Corporation and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. There may have been changes in our affairs since the date of the prospectus or any prospectus supplement.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus:

• Our Annual Report on Form 10-K for the year ended December 31, 2007.

• Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

• Our Current Reports on Form 8-K filed April 28, 2008, April 29, 2008 and May 29, 2008.

• Our Registration Statement on Form 8-A/A filed on August 11, 2003 (description of our common stock).

You may request a copy of these documents, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost to you, by writing or telephoning us at the following address:

Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Secretary
(704) 423-7000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.goodrich.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Risk factors

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

Forward-looking statements

We believe that some of the information contained or incorporated by reference in this prospectus constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes that represent our current judgment about possible future events. All statements in this prospectus and any accompanying prospectus supplement, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in the documents referred to under the caption “Risk Factors,” in documents incorporated by reference into this prospectus and in any applicable prospectus supplement, and other factors, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this prospectus and any prospectus supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

The company

We are one of the largest worldwide suppliers of components, systems and services to the commercial and general aviation airplane markets. We are also a leading supplier of systems and products to the global defense and space markets. Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our products and services are principally sold to customers in North America, Europe and Asia.

We provide products and services for the entire life cycle of airplane and defense programs, including a significant amount of aftermarket support for our key products. Our key products include:

• Nacelles—the structure surrounding an aircraft engine. Components that make up a nacelle include thrust reversers, inlet and fan cowls, nozzle assemblies, exhaust systems and other structural components. Our aerostructures business is one of a few businesses that is a nacelle integrator, which means that we have the capabilities to design and manufacture all components of a nacelle, dress the engine systems and coordinate the installation of the engine and nacelle to the aircraft.

• Actuation systems—equipment that utilizes linear, rotary or fly-by-wire actuation to control movement. We manufacture a wide-range of actuators including primary and secondary flight controls, helicopter main and tail rotor actuation, engine and nacelle actuation, utility actuation, precision weapon actuation and land vehicle actuation.

• Landing gear—complete landing gear systems for commercial, general aviation and defense aircraft.

• Aircraft wheels and brakes—aircraft wheels and brakes for a variety of commercial, general aviation and defense applications.

• Engine control systems—applications for commercial engines, large and small, helicopters and all forms of military aircraft. Our products include fuel metering controls, fuel pumping systems, electronic controls (software and hardware), variable geometry actuation controls and engine health monitoring systems.

• Intelligence surveillance and reconnaissance systems—high performance custom engineered electronics, optics, shortwave infrared cameras and arrays, and electro-optical products and services for sophisticated defense, scientific and commercial applications.

• Sensor systems—aircraft and engine sensors that provide critical measurements for flight control, cockpit information and engine control systems.

• Power systems—aircraft electrical power systems for large commercial airplanes, business jets and helicopters. We supply these systems to defense and civil customers around the globe.

Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, and our telephone number is 704-423-7000. We were incorporated under the laws of the State of New York on May 2, 1912 as the successor to a business founded in 1870.

Use of proceeds

Unless we indicate otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, financing acquisitions, capital expenditures and the repayment of short-term and long-term borrowings. Further details relating to the uses of the net proceeds of any securities will be set forth in the applicable prospectus supplement.

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Nine months ended September 30,		Twelve months ended December 31,

2008	2007	2007	2006	2005	2004	2003

8.50	5.92	6.10	4.23	3.48	2.39	1.50

For these ratios, “earnings” consist of income from continuing operations before

• income taxes,

• fixed charges (excluding capitalized interest and distributions on trust preferred securities), and

• minority interest and earnings (losses) of affiliated companies which are accounted for on the equity method.

For these ratios, “fixed charges” consist of

• interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies),

• amortization of debt discount or premium or capitalized expenses related to debt,

• an interest factor attributable to rentals, and

• distributions on trust preferred securities.

There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

Description of debt securities

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.

We will issue the debt securities under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as successor to Harris Trust and Savings Bank, as trustee, dated as of May 1, 1991. If we use another trustee for a series of debt securities, we will provide the details in a prospectus supplement.

We have summarized below selected provisions of the indenture and the Trust Indenture Act of 1939. The summary does not contain all the provisions that you may want to consider as an investor in our debt securities. You may wish to review the indenture. We have filed a copy of the indenture with the SEC, and the summary below includes references to the relevant sections of the indenture so that you can locate them easily.

General

The indenture does not limit the amount of debt securities that we may issue. Unless we state otherwise in a prospectus supplement, the debt securities that we issue under this prospectus will not limit the amount of other debt that we can issue.

The indenture allows us to issue debt securities in one or more series. The prospectus supplement for a series of debt securities being offered will include the specific terms of the debt securities. These terms will include all or some of the following:

• the title of the debt securities;

• the principal amount and the permitted denominations of the debt securities;

• the price or prices at which the debt securities will be issued;

• the currency or currencies in which the principal of and any interest on the debt securities will be payable;

• the dates on which principal and interest on the debt securities will be payable;

• the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;

• the places where principal and interest will be payable;

• any mandatory or optional repayment or redemption provisions; and

• any other terms of the debt securities.

We are permitted under the indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates. (Section 2.5) We will specify in the applicable prospectus supplement the persons to whom and the manner in which any interest will be payable.

The debt securities will be unsecured, unsubordinated indebtedness of Goodrich. The debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

The debt securities will be issued in the denominations set forth in the applicable prospectus supplement. The trustee will maintain a register of the names of the holders of the debt securities. (Section 2.10) We will maintain an office or agency where the debt securities may be presented for payment and may be transferred or exchanged. (Section 3.2) We will not make any service charges for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities. (Section 2.10)

We may sell debt securities at a substantial discount below their stated principal amount, and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

Book-entry procedures

We may issue debt securities in the form of one or more global certificates registered in the name of a depositary or a nominee of a depositary. Unless we state otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be Cede & Co., who will be the initial registered holder of any series of debt securities that are issued in book-entry form.

If we use the book-entry only form for any series of debt securities, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in, and transfers of, book-entry securities on the records that it and its participating organizations maintain. In addition, if any holder of debt securities issued in book-entry form wants to take any action, it must instruct the participating organization through which it holds the debt securities. The participating organization must then instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.

The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries, thereby eliminating the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant, also use The Depository Trust Company’s book-entry system. These organizations are referred to as indirect participants. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.

If anyone wishes to purchase, sell or otherwise transfer debt securities in book-entry form, they must do so through a direct or indirect participant. Under a book-entry format, holders of debt securities may experience some delay in their receipt of payments. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of direct participants and, if applicable, indirect participants.

The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in The Depository Trust Company system, or to otherwise act with respect to the debt securities.

The Depository Trust Company has advised us that it will only take any action permitted to be taken by a registered holder of any debt securities at the direction of a direct participant.

Debt securities represented by a book-entry security will be exchangeable for the debt securities in registered form with the same terms only if:

• The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days; or

• we determine that the global security is exchangeable.

Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.

The information in this section about The Depository Trust Company and the book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by The Depository Trust Company or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Certain covenants

We must comply with the restrictive covenants in the indenture that are described below.

Definitions

“Attributable Debt” with respect to any lease under which we are liable is defined as the lesser of (1) the fair value of the property subject to that lease as determined by certain of our officers or (2) the present value of the total net amount of rent we must pay under that lease until it expires, calculated using a discount rate determined by certain of our officers and compounded semiannually. The net amount of rent we must pay under any lease for any period is the amount of rent payable for the period, excluding payments for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. For any lease that we may terminate by paying a penalty, the net amount of rent includes the penalty, but no rent is included after the first date upon which the lease may be terminated.

“Consolidated Net Tangible Assets” is defined as the total amount of assets (minus applicable reserves and properly deductible items) minus (1) all current liabilities, excluding (a) those which are extendible or renewable to more than 12 months after the time as of which the amount of the liability is being computed, (b) current maturities of long-term indebtedness and (c) capital lease obligations, and (2) all goodwill, in each case as shown on our audited financial statements.

“Debt” is defined as indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar documents.

“Funded Debt” is defined as all indebtedness for money borrowed (1) with a maturity of more than 12 months after the date on which the amount of indebtedness is determined or (2) with a maturity that is less than 12 months from that date but which is renewable or extendible beyond 12 months from that date at the borrower’s option.

“Principal Property” is defined as any building, structure or other facility, the land upon which it stands and the fixtures that are a part of it, (1) that is used primarily for manufacturing and is located in the United States and (2) the net book value of which exceeds 3% of Consolidated Net Tangible Assets. Principal Property does not include (1) any building, structure or facility that, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular building, structure or facility that, in the opinion of our board of directors, is not of material importance to the use or operation of that building, structure or facility.

“Restricted Subsidiary” is defined as any Subsidiary (1) with substantially all its property located in the United States or carrying on substantially all its business within the United States and (2) which owns a Principal Property. “Restricted Subsidiary,” however, does not include any Subsidiary whose primary business (1) consists of financing operations in connection with leasing and conditional sales transactions on behalf of Goodrich, (2) consists of purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) is that of a finance company.

“Subsidiary” is defined as any company in which we and/or one or more of our subsidiaries own, directly or indirectly, at least a majority of the outstanding voting stock.

Limitation on liens

The indenture prohibits us and our Restricted Subsidiaries from incurring, issuing, assuming or guaranteeing any Debt secured by any sort of lien on

(1) any Principal Property owned by us or a Restricted Subsidiary,

(2) any stock in any Restricted Subsidiary, or

(3) any Debt of any Restricted Subsidiary,

without securing all outstanding series of debt securities equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed, unless the aggregate principal amount of that secured Debt together with (1) all secured Debt that would otherwise be prohibited, and (2) all of our and our Restricted Subsidiaries’ Attributable Debt in respect of sale and leaseback transactions that would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below, would not exceed 10% of Consolidated Net Tangible Assets. The restriction described above does not apply to guarantees related to the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising in the ordinary course of business out of installment or conditional sales of merchandise, equipment or services to distributors, dealers or other customers and similar transactions involving retention of title.

In addition, the restriction described above will not apply to Debt secured by the following:

• liens on property, stock or Debt of any corporation existing at the time it becomes a Restricted Subsidiary;

• liens to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

• liens for taxes, assessments or governmental charges or levies (a) that are not yet due and delinquent or (b) the validity of which we are contesting, or deposits to obtain the release of these liens;

• liens of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar liens, or deposits to obtain the release of these liens;

• liens arising under legal process the execution or enforcement of which is stayed and which are being contested in good faith;

• liens (a) to secure public or statutory obligations, (b) to secure payment of workmen’s compensation, (c) to secure performance in connection with tenders, leases of real property, bids or contracts or (d) to secure (or in lieu of) surety or appeal bonds, and liens made in the ordinary course of business for similar purposes;

• liens in favor of the United States, any state in the United States, or any agency, department, instrumentality or political subdivision thereof or of any other country or political subdivision thereof, to secure payments pursuant to any contract or statute or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the lien;

• liens on property, stock or Debt of a corporation (a) existing at the time we acquired the corporation (including corporations with which we merged or consolidated or purchased substantially all the properties of), (b) that secure the payment of the purchase price, construction cost or improvement cost thereof or (c) that secure any Debt incurred prior to, at the time of, or within one year after we acquired the property, shares or Debt, or completed the construction on or commenced commercial operation of the property, whichever is later, for the purpose of financing the purchase price or construction cost;

• liens existing at the date of the indenture; and

• any extension, renewal or replacement of any of the foregoing liens that does not increase the Debt secured by such lien and that is limited to all or a part of the same property, stock or Debt that secured the original lien. (Section 3.4)

Limitation on sales and leasebacks

The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction with any bank, insurance company or other lender or investor where we or the Restricted Subsidiary would lease a Principal Property for a period totaling more than three years if that Principal Property has been or will be sold by us or a Restricted Subsidiary within one year after acquisition, completion of construction or commencement of full operations thereof to that investor or lender or to any person to whom that lender or investor has made funds available on the security of that Principal Property, unless either:

• we or the Restricted Subsidiary could create Debt secured by a lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to that sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above; or

• we apply within 270 days after the sale or transfer by us or the Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement and (2) the fair market value of the Principal Property (as determined by certain of our officers) so sold and leased back at the time of entering into the arrangement to

• the purchase of different property, facilities or equipment that has a value at least equal to the net proceeds of the sale or

• the retirement of our Funded Debt.

The amount to be applied to the retirement of our Funded Debt will, however, be reduced by (1) the principal amount of any debt securities issued under the indenture (or, if any of those debt securities are original issue discount debt securities, the portion of the principal amount that is due and payable with respect to those debt securities pursuant to a declaration in accordance with Section 4.1 of the indenture) delivered within 270 days after the relevant sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than the debt securities issued under the indenture, voluntarily retired by us within 270 days after the relevant sale. We may not effect any retirement of Funded Debt referred to above by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

Absence of other restrictions

The indenture does not contain:

• any restrictions on the declaration of dividends;
• any requirements concerning the maintenance of any asset ratio; or
• any requirement for the creation or maintenance of reserves.

Consolidation, merger, sale, conveyance and lease

The indenture permits us to consolidate or merge with or into another entity, and to sell, convey or lease all or substantially all our property to another entity, only if certain conditions in the indenture are met including:

• the successor entity, purchaser or lessee expressly assumes our obligations on the debt securities and under the indenture; and

• we are not, or our successor is not, as the case may be, in default under any covenant or condition in the indenture immediately after giving effect to the consolidation, merger, sale, conveyance or lease. (Article Eight)

Events of default, waiver and notice

“Event of Default” when used with respect to a series of debt securities issued under the indenture will mean any of the following:

• our failure to pay any interest on the debt securities of that series for a period of 10 days after the interest was due;

• our failure to pay the principal on the debt securities of that series;

• our failure to deposit any sinking fund payment on the debt securities of that series;

• our failure to perform any other covenant or agreement in the indenture with respect to that series of debt securities, and the continuance of that failure for 90 days after the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series have given notice to us (and, in the case of a notice from the holders, the trustee) of such failure;

• acceleration of any indebtedness of ours (1) with a principal amount of more than $50,000,000, or (2) under any mortgage, indenture or other instrument that permits the incurrence by us of more than $50,000,000 of indebtedness, in either case that is not discharged, rescinded or annulled within 10 days after the trustee or the holders of at least 25% of the debt securities of such series have given to us (and, in the case of a notice of the holders, the trustee) written notice of this default;

• various events involving our bankruptcy, insolvency or reorganization; and

• any other Event of Default established with respect to debt securities of that series. (Sections 2.5 and 4.1)

Within 90 days after the occurrence of a default, the trustee will give all holders of debt securities of the affected series notice of all defaults known to it. Except in the case of a default in the payment of principal, interest or any sinking fund installment, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. (Trust Indenture Act)

If an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series may by written notice to us declare the principal (or, in the case of original issue discount debt securities, the portion specified in the applicable prospectus supplement) of the debt securities of that series and any accrued interest to be due and payable immediately. Once this has happened, subject to various conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can annul the declaration of acceleration and waive the past defaults, except that they cannot waive uncured defaults in the payment of principal, any premium or any interest. (Sections 4.1 and 4.9)

We must file on an annual basis with the trustee, among other things, a written statement of one of our officers regarding his knowledge of our compliance with all conditions and covenants under the indenture. (Trust Indenture Act)

The holders of at least a majority in aggregate principal amount of the debt securities of each series affected (with each series voting separately as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power given under the indenture to the trustee. (Section 4.8)

The trustee does not have to exercise any of its rights or powers at the direction of the holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

Defeasance

Defeasance and discharge. The indenture provides that we will be discharged from any and all obligations with respect to the debt securities of any series (other than various obligations regarding transfer, exchange, cancellation of debt securities, destroyed, lost or stolen debt securities, temporary securities, offices for payment, paying agents and obligations with respect to the trustee) if we deposit with the trustee in trust money and/or U.S. government obligations that will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. (Section 12.2 and 12.4)

We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if that deposit, defeasance and discharge had not occurred. (Section 12.4)

Defeasance of certain covenants and certain events of default. The indenture provides that we may choose not to comply with the covenants described above under “Limitation on Liens” and “Limitations on Sales and Leasebacks” and with Section 4.1(d) of the indenture (described above in the fourth bullet point under “Events of Default, Waiver and Notice”) without triggering an Event of Default with respect to a particular series of debt securities, if we deposit with the trustee in trust money and/or U.S. government obligations which through the payment of interest and principal will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. Our other obligations under the indenture and those debt securities and other Events of Default will remain in full force and effect. (Section 12.3 and 12.4)

We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if that deposit and defeasance had not occurred. (Section 12.4)

If we exercise the option described in this section and the debt securities of the relevant series are declared due and payable because of the occurrence of any Event of Default (other than the Event of Default described above in the fourth bullet point under “Events of Default, Waiver and Notice”), the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at the time of their stated

maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from that Event of Default.

Satisfaction and discharge of the indenture

The indenture generally will cease to be of any further effect with respect to a series of debt securities if:

• we have paid the principal of and interest on all debt securities of that series (with certain limited exceptions) when these debt securities have become due and payable;

• we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

• all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable or subject to redemption within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of these debt securities (with certain limited exceptions).

In addition, we must pay all other sums payable by us under the indenture with respect to that series of debt securities. (Section 9.1)

Changes to the indenture

Holders who own not less than 50% in principal amount of the outstanding debt securities of all series affected can agree to amend the indenture or the rights of the holders of those debt securities. However, without the consent of each affected holder of debt securities, no amendment can:

• extend the fixed maturity of those debt securities;

• reduce the principal amount of, or premium on, those debt securities;

• reduce the rate or the time of payment of interest on those debt securities;

• change the currency of those debt securities;

• reduce the portion of the principal amount of original issue discount debt securities payable upon acceleration of the maturity thereof;

• reduce the portion of the principal amount of those debt securities provable in bankruptcy;

• reduce amounts payable upon redemption of those debt securities;

• reduce the overdue rate of interest on those debt securities;

• impair any right of repayment at the option of the holders of those debt securities; or

• reduce the percentage of principal amount of debt securities required to amend the indenture. (Section 7.2)

We may amend the indenture in certain circumstances without your consent to evidence our merger with another company or the replacement of the trustee and for certain other purposes. (Section 7.1)

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. will serve as trustee under the indenture and is the trustee under various supplemental indentures covering our outstanding notes and debentures. We maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon Trust Company, N.A. in the ordinary course of our business. The Bank of New York Mellon Trust Company, N.A. also serves as the stock transfer agent for our common stock. If we use a different trustee for any debt securities, we will let you know in the prospectus supplement.

Description of series preferred stock

We have summarized below provisions of our restated certificate of incorporation relating to our series preferred stock. The summary does not contain all the provisions that you may want to consider as an investor in our series preferred stock. You may wish to review our restated certificate of incorporation. We have filed a copy of our restated certificate of incorporation with the SEC.

General

Our restated certificate of incorporation authorizes us to issue 10,000,000 shares of series preferred stock, par value $1.00 per share, in one or more series. However, shares of our series preferred stock that have been redeemed are deemed retired and extinguished and may not be reissued. All previously issued shares of our preferred stock, totaling 2,401,673 have been redeemed. As of September 30, 2008, 7,598,327 shares of series preferred stock were available for issuance in the future, and no shares of series preferred stock were outstanding.

Our board of directors has the power, without shareholder approval, to create one or more series of series preferred stock, to issue shares of series preferred stock up to the maximum number of shares of series preferred stock available for issuance, and to fix the terms of each series of series preferred stock, including the following:

• the number of shares to be issued in a particular series;

• the dividend rate on the shares of that series, including whether dividends will be cumulative;

• whether the shares of that series will be redeemable, and if they are, the circumstances under which they will be redeemable;

• whether the shares of that series will be convertible into or exchangeable for other securities, and if so, the terms and conditions on which they may be converted or exchanged;

• the amount payable on the shares of that series if we should liquidate, dissolve or wind-up our business;

• the circumstances, if any, under which a holder of the shares may vote; and

• any other terms as long as they do not violate our restated certificate of incorporation or any resolution of our board of directors.

The particular terms of any series of preferred stock that we may offer will be described in a prospectus supplement.

Dividends

Dividends on outstanding shares of series preferred stock must be paid before any dividends may be paid on shares of common stock. All shares of series preferred stock will be of equal rank as to the payment of dividends, but two or more series may differ as to the existence and extent of the right to receive cumulative dividends.

Voting rights

Except as otherwise provided by law or in the terms of a series of preferred stock, holders of series preferred stock will not have any right to vote on matters submitted to our shareholders. However, at any time after we have failed to pay six quarterly dividends on one or more series of our preferred stock entitled to receive cumulative dividends, the holders of those series of cumulative preferred stock will be entitled to elect two members of our board of directors. In addition, at any time after we have failed to pay six quarterly dividends on one or more series of our non-cumulative preferred stock, the holders of those series of non-cumulative preferred stock will be entitled to elect two members of our board of directors. The right to elect directors will continue in effect until all cumulative dividends in arrears have been paid in full, with respect to shares of series preferred stock entitled to receive cumulative dividends, and until all non-cumulative dividends have been paid in full for four consecutive quarterly dividend periods, with respect to shares of non-cumulative series preferred stock. Holders of series preferred stock who become entitled to vote in accordance with these provisions will have not more than one vote per share.

Liquidation

If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of shares of series preferred stock will be entitled to be paid their preferential liquidation amount before any payments may be made to holders of our common stock. If our assets are insufficient to pay in full the preferential liquidation amount of all series preferred stock, our assets will be distributed to the holders of our series preferred stock ratably in accordance with the respective preferential liquidation amounts.

Redemption

If a series of our preferred stock is redeemable, we may redeem all or any part of the series by paying the redemption price plus all accrued and unpaid dividends to the date fixed for redemption. However, we may not redeem any series preferred stock unless all cumulative accrued and unpaid dividends have been paid in full or if the redemption would reduce our net assets below the aggregate amount payable upon liquidation, dissolution or winding up of our business to the holders of shares having rights senior or equal to the series preferred stock that is being redeemed. If we redeem less than the entire amount of a series of preferred stock, the shares to be redeemed will be selected by lot or pro rata in any manner determined by our board of directors to be fair and proper. Shares of our series preferred stock that are redeemed will be retired and extinguished and may not be reissued.

Junior preferred stock

Currently, our only authorized series of preferred stock is the Junior Participating Preferred Stock, Series F, par value $1.00 per share, which we refer to as the junior preferred stock. The junior preferred stock was issuable upon the exercise of the rights issued under our shareholder rights plan, which expired in 2007. We are authorized to issue up to 200,000 shares of junior preferred stock.

Dividend rights. Subject to the rights of the holders of any of our shares ranking prior to the junior preferred stock, holders of shares of junior preferred stock will be entitled to receive a preferential quarterly dividend payable on the first day of January, April, July and October of each year. The per share quarterly dividend will be equal to 1,000 times the dividend per share declared on our common stock, but in no event less than $10.00 per share. These dividend rates are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. To the extent not paid, dividends on the junior preferred stock will accrue and be cumulative. Accrued but unpaid dividends will not bear interest.

Voting rights. Each share of junior preferred stock has 1,000 votes on all matters submitted to a vote of our shareholders. These voting rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. Generally, the holders of junior preferred stock and the holders of common stock will vote together as one class unless otherwise provided by our restated certificate of incorporation or applicable law.

Liquidation rights. If we liquidate, dissolve or wind-up our business:

• no distributions will be made to the holders of shares of stock ranking junior to the junior preferred stock unless the holders of shares of junior preferred stock have received an amount per share equal to the greater of

• $1,000 plus all accrued and unpaid dividends and

• 1,000 times the aggregate amount to be distributed per share to the holders of our common stock; and

• no distributions will be made to the holders of shares of stock ranking on a parity with the junior preferred stock, except distributions made ratably on the junior preferred stock and all other parity stock in proportion to the total amounts to which holders of all such shares are entitled upon liquidation, dissolution or winding up.

These liquidation rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

Effect of mergers, consolidations and other transactions. If we merge, consolidate, combine or enter into other transactions in which our common stock is exchanged for other stock or securities, cash or any other property, each share of junior preferred stock will be similarly exchanged for an amount equal to 1,000 times the aggregate amount of stock, securities, cash and other property, as the case may be, into which each share of common stock is exchanged.

These rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

Ranking of junior preferred stock. The shares of junior preferred stock rank senior to our common stock as to the payment of dividends and the distribution of assets.

Certain restrictions. Unless we have paid all dividends and distributions payable on our junior preferred stock, we may not:

• declare or pay dividends or other distributions on any shares of stock ranking junior to the junior preferred stock;

• declare or pay dividends or other distributions on any shares of stock ranking on a parity with the junior preferred stock, except dividends paid ratably on the junior preferred stock and the parity stock;

• acquire shares of any stock ranking junior to the junior preferred stock, except that we may acquire any stock ranking junior to the junior preferred stock in exchange for shares of any of our stock ranking junior to the junior preferred stock; or

• acquire shares of junior preferred stock or any stock ranking on a parity with the junior preferred stock, except in accordance with a purchase offer made to all holders of these shares upon terms that our board of directors, after considering the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith to result in fair and equitable treatment among the respective series or classes.

We may not permit any of our subsidiaries to acquire any shares of our stock unless we could acquire the shares in accordance with the terms of the junior preferred stock.

Reacquired shares. If we acquire any shares of junior preferred stock, we will promptly retire and cancel them.

Redemption. Shares of junior preferred stock are not redeemable.

Description of common stock

We have summarized below provisions of our restated certificate of incorporation and our shareholder rights agreement. This summary does not contain all the provisions that you may want to consider as an investor in our common stock. You may wish to review our restated certificate of incorporation and shareholders rights agreement. We have filed copies of our restated certificate of incorporation and shareholder rights agreement with the SEC.

General

We have authority to issue 200,000,000 shares of common stock, par value $5.00 per share. As of September 30, 2008, 123,098,500 shares were outstanding (excluding 14,000,000 shares held by a wholly owned subsidiary). Our common stock is listed on the New York Stock Exchange under the symbol “GR.”

Dividends

Subject to the rights of any outstanding series preferred stock, the holders of common stock may receive dividends when declared by our board of directors out of surplus legally available for the payment of dividends.

Voting rights

Holders of shares of common stock are entitled to one vote per share in the election of directors and other matters. There is no cumulative voting.

Liquidation rights

If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of our common stock will share on a pro rata basis in the distribution of all assets remaining after we pay our liabilities and any required amounts to the holders of any shares ranking senior to our common stock.

Other provisions

Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Anti-takeover provisions

Certain provisions of our restated certificate of incorporation and New York law may make it more difficult for someone to acquire control of us or to remove our management.

Approval of certain mergers, consolidations, sales and leases. Our restated certificate of incorporation requires us to get the approval of the holders of 80% of our voting stock, in addition to any vote required by law, before we may enter into various transactions with substantial shareholders, including the following:

• a merger or consolidation between us and a substantial shareholder or an affiliate or associate of a substantial shareholder;

• the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a substantial shareholder or any affiliate or associate of a substantial shareholder involving any of our assets or securities having a fair market value of $25 million or more;

• the adoption of any plan or proposal to liquidate or dissolve us proposed by a substantial shareholder or any affiliate or associate of a substantial shareholder; or

• any reclassification of our securities, recapitalization, or merger or consolidation of us with any of our subsidiaries or other transaction that increases the proportionate share of any class or series of our stock, or securities convertible into our stock or equity securities of any of our subsidiaries, that is beneficially owned by a substantial shareholder or any affiliate or associate of a substantial shareholder.

Our restated certificate of incorporation defines a substantial shareholder as any individual, firm, corporation or other entity that:

• beneficially owns, directly or indirectly, more than 20% of our voting stock;

• is an affiliate or associate of ours and at any time within a specified time period was the beneficial owner, directly or indirectly, of more than 20% of our voting stock; or

• is an assignee of or has otherwise succeeded to any shares of our voting stock that were at any time within a specified time period beneficially owned by a substantial shareholder, if the assignment or succession occurred in a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

The 80% shareholder approval voting requirement does not apply to any transaction if:

• it was recommended by a majority of our disinterested directors, which our restated certificate of incorporation defines as any director who:

• is not affiliated with a substantial shareholder and was a member of the board of directors prior to when the substantial shareholder became a substantial shareholder, or

• is the successor to a disinterested director and who is not affiliated with a substantial shareholder and was recommended to become a director by a majority of our disinterested directors; or

• certain price and procedural requirements are met as follows:

• Price. The consideration to be received by the holders of our stock in the transaction must be in cash or in the same form and in the same relative proportion as previously paid by or on behalf of the substantial shareholder or any associate or affiliate of the substantial shareholder for that class or series of stock. In addition, the per-share amount of cash plus the value of any non-cash consideration to be received by holders of our stock must equal or exceed:

• the highest per share price paid by the substantial shareholder for the stock within a specified time period or in the transaction in which the substantial shareholder became a substantial shareholder, whichever is higher;

• the highest closing price of the stock within a specified time period; and

• in the case of holders of preferred stock, the highest preferential amount to which the holders are entitled if we were to liquidate, dissolve or wind-up our business.

• Procedural Requirements. After a substantial shareholder has become a substantial shareholder:

• except as recommended by a majority of our disinterested directors, we must pay full quarterly dividends on any shares of our preferred stock outstanding, we must not reduce the annual rate of dividends on our common stock, and we must increase the annual rate of dividends on our common stock to reflect any reclassification, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of our common stock;

• the substantial shareholder must not receive the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us;

• we must mail a proxy statement to our shareholders describing the proposed transaction in accordance with the requirements of the Securities Exchange Act of 1934 at least 30 days prior to the completion of the transaction; and

• the substantial shareholder must not make any material change in our business or equity structure without the recommendation of a majority of our disinterested directors.

These anti-takeover provisions may be amended or repealed only with the approval of the holders of 80% of our voting stock, unless the amendment or repeal is recommended by a majority of our disinterested directors.

Interested shareholder transactions. New York law prohibits us from engaging in a business combination with the beneficial owner of 20% or more or our stock for five years after the shareholder acquired the stock, unless:

• the shareholder’s acquisition of our stock was approved by our board of directors before the purchase; or

• the business combination was approved by our board of directors before the shareholder’s acquisition of our stock.

After the expiration of the five-year period, the business combination generally will be permitted if:

• the combination was approved by the holders of a majority of the outstanding shares of our voting stock owned by our disinterested shareholders at a meeting called no earlier than five years after the shareholder acquired 20% or more of our stock; or

• the price paid to all shareholders is equal to or more than the greater of

• the price paid by the 20% shareholder,

• the market value of our stock when it was acquired by the 20% shareholder or when the business combination was announced, plus interest and less dividends, and

• in the case of holders of preferred stock, the dividends and highest preferential amount to which the holders would be entitled to receive if we were to liquidate, dissolve or wind-up our business.

Anti-greenmail provisions. New York laws prohibits us from acquiring more than 10% of our stock from a shareholder who has held the shares for less than two years at any price that is more than the market price, unless the transaction was approved by both our board of directors and a majority of our shareholders entitled to vote, or unless we offer to purchase shares from all our shareholders on the same terms. In addition, our restated certificate of incorporation contains a similar requirement applicable to any purchase by us of our shares from a beneficial owner of 3% or more of the class of securities being acquired.

Advance notice provisions. Under our bylaws, a shareholder may not nominate a person for election to the board of directors or propose that any other business be considered at any annual meeting of shareholders unless the shareholder gives us timely notice of this action. To be timely, the notice must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s meeting. However, if the date of our annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of our meeting in the preceding year, notice must be delivered no earlier than the 120th day prior to the meeting and not later than 90 days prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The notice must set forth certain information described in our bylaws. Similar notice requirements apply for shareholder nominations of directors at any special meeting at which directors are to be elected.

Special shareholder meetings. Under our bylaws, special meetings of our shareholders may be called only by our board of directors, unless otherwise required by law. In addition, at a special meeting, our shareholders may only consider business related to the purposes of the meeting set forth in the notice of meeting.

Issuance of series preferred stock. Our board of directors has the power, without shareholder approval, to issue shares of our series preferred stock and to determine the preferences, rights, privileges and restrictions of any series of series preferred stock. The issuance of series preferred stock could adversely affect the voting power, dividend rights and other rights of the holders of common stock. Issuance of series preferred stock could also, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. When issuing series preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that our shareholders might believe to be in our and their best interests or in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price.

Description of stock purchase
contracts and stock purchase units

We may issue stock purchase contracts, including contracts that obligate holders to purchase from us, and us to sell to these holders, a specified number of shares of common stock at a future date or dates.

The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or stock purchase units, we will file or incorporate the form of stock purchase contract or stock purchase unit as exhibits to the registration statement, and you should read these documents for provisions that may be important to you.

You can obtain copies of any form of stock purchase contract or stock purchase unit by following the directions under the caption “Where You Can Find More Information.”

Plan of distribution

We may sell the securities described in this prospectus

• to or through underwriters or dealers;
• directly to one or more purchasers;
• through agents; or
• directly to shareholders.

We may effect the distribution of the securities from time to time in one or more transactions either:

• at a fixed price or prices which may be changed;
• at market prices prevailing at the time of sale;
• at prices relating to such prevailing market prices; or
• at negotiated prices.

For each offering of securities, the prospectus supplement will describe the plan of distribution.

By underwriters and dealers

If we use underwriters in the sale of offered securities, they will acquire the offered securities for their own accounts. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any of the offered securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale, we will sell securities to them as principals. The dealers may then resell the securities to the public at varying prices to be determined by these dealers at the time of sale.

By agents

We may also sell securities through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct sales

We may also sell securities directly to our shareholders or other purchasers. In this case, no underwriters or agents would be involved.

General information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the offered securities may be treated as underwriting discounts, concessions and commissions under the Securities Act of 1933. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the securities on a national securities exchange, other than common stock. If the securities are not listed on a national securities exchange, certain broker-dealers may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities, whether or not the securities are listed on a national securities exchange. The prospectus supplement with respect to the securities will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

In connection with an offering of the offered securities, underwriters or agents may purchase and sell the offered securities in the open market. These transactions may include over-allotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the offered securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate short positions involve the sale by the underwriters or agents of a greater number of offered securities than they are required to purchase from us in the offering. The underwriters or agents also may impose a penalty bid which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the offered securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on any exchange on which the offered securities are traded, in the over-the-counter market or otherwise.

If we so indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase offered securities from us that will be paid for and delivered on a future date specified in the applicable prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

Legal opinions

The legality of the securities offered in this prospectus will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

Experts

The consolidated financial statements of Goodrich Corporation appearing in Goodrich Corporation’s Annual Report on Form 10-K for the years ended December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the effectiveness of Goodrich Corporation’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Goodrich Corporation for the three-month periods ended March 31, 2008 and March 31, 2007, the three- and six-month periods ended June 30, 2008 and June 30, 2007 and the three- and nine-month periods ended September 30, 2008 and September 30, 2007, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 23, 2008, July 25, 2008 and October 24, 2008, included in Goodrich Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.